                                                                       EXHIBIT 8

                            INDEMNIFICATION AGREEMENT

      AGREEMENT dated as of January __, 2001 between Susan Hirt Hagen ("Mrs. Hagen") and the undersigned nominee (the "Indemnitee").

      WHEREAS, Mrs. Hagen has asked and the Indemnitee has agreed that Mrs. Hagen may nominate the Indemnitee for election to the Board of Directors of Erie Indemnity Company (the "Company") at the 2001 annual meeting of stockholders of the Company (the "Annual Meeting"); and

      WHEREAS, Mrs. Hagen and/or her affiliates may, in appropriate circumstances, solicit proxies from the stockholders of the Company in support of the Indemnitee's election as a director of the Company at the Annual Meeting;

      NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Mrs. Hagen that the Indemnitee is relying on this Agreement in agreeing to be a nominee of Mrs. Hagen as aforesaid and for other and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Certain Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

      "Claim" means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by Mrs. Hagen, any stockholder of the Company, the Company or any other party, or any inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

      "Expenses" means all reasonable attorney's fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the election of directors at the Annual Meeting or related matters, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event.

      "Indemnifiable Event" means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the election of directors at the Annual Meeting or related matters, but not in the Indemnitee's capacity as a director of the Company if the Indemnitee is so elected.

      "Loss" means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or respect of such Losses).

      2. Indemnification. (a) In the event the Indemnitee in his capacity as a nominee of Mrs. Hagen for election to the Company's Board of Directors at the Annual Meeting was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or Indemnitee's being a nominee of Mrs. Hagen for election to the Company's Board of Directors at the Annual Meeting, Mrs. Hagen to the fullest extent permitted by applicable law shall indemnify and hold harmless the Indemnitee from and against any and all Losses suffered, incurred or sustained by the Indemnitee or to which the Indemnitee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 2(c) with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 15 days after written request (a "Claim Notice") is made to Mrs. Hagen accompanied by supporting documentation). The Indemnitee shall give Mrs. Hagen written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Indemnitee's possession) as soon as practicable after the Indemnitee becomes aware thereof; provided that the failure of the Indemnitee give such notice shall not relieve Mrs. Hagen of her indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of Mrs. Hagen.

      (b) In the case of the commencement of any action against the Indemnitee in respect of which the Indemnitee may seek indemnification from Mrs. Hagen hereunder, Mrs. Hagen will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such action and, to the extent that Mrs. Hagen may wish to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and after notice from Mrs. Hagen to the Indemnitee of Mrs. Hagen's election so to assume the defense thereof, together with Mrs. Hagen's written acknowledgement and agreement that she will fully indemnify the Indemnitee under the terms of this Agreement with regard to such Claim, Mrs. Hagen will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If in any action for which indemnity may be sought hereunder Mrs. Hagen shall not have timely assumed the defense thereof with counsel reasonably satisfactory to the Indemnitee, or the Indemnitee shall have been advised by counsel that it would constitute a conflict of interest for the same counsel to represent both the Indemnitee and Mrs. Hagen in such action, or if the Indemnitee may have separate or additional defenses with regard to such action, the Indemnitee shall have the right to employ counsel for the Indemnitee reasonably satisfactory to Mrs. Hagen in such action, in which event Mrs. Hagen shall reimburse the Indemnitee for all reasonable legal fees and expenses incurred by the Indemnitee in connection with the defense thereof. Mrs. Hagen shall in no event be liable for any settlement of any action effected without her prior written consent (which consent shall not be unreasonably withheld). Mrs. Hagen shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on the Indemnitee, or would contain language other than a recitation of any amounts to be paid in settlement, that could reasonably be viewed as an acknowledgement of wrongdoing on the part of the Indemnitee or as materially detrimental to the reputation of the Indemnitee, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld).

      (c) The Indemnitee's right to indemnification under this Section 2 of this Agreement shall include the right of the Indemnitee to be advanced by Mrs. Hagen any Expenses incurred in connection with any Indemnifiable Event as such Expenses are incurred by the Indemnitee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to Mrs. Hagen by the Indemnitee if it shall ultimately be determined in a final judgment without further right to appeal by a court of appropriate jurisdiction that the Indemnitee is not entitled to be indemnified for such Expenses because their Loss arose as a result of the Indemnitee's gross negligence or willful misconduct.

      3. Partial Indemnity, etc. If the Indemnitee is entitled under any provision of this Agreement to indemnification by Mrs. Hagen for some or a portion of any Loss, but not for all of the total amount thereof, Mrs. Hagen shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

      4. No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

      5. Nonexclusivity, etc. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under any bylaw, insurance policy, Pennsylvania corporate law or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) would permit greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

      6. Amendment, etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      7. Subrogation. In the event of any payment under this Agreement, Mrs. Hagen shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, and the Indemnitee shall execute all papers reasonably required and shall take such action that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable Mrs. Hagen effectively to bring suit to enforce such rights.

      8. No Duplication of Payments. Mrs. Hagen shall not be liable under this Agreement to make any payment in connection with a Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable hereunder; provided that, if the Indemnitee for any reason is required to disgorge any payment actually received, Mrs. Hagen shall be obligated to pay such amount to the Indemnitee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 8).

      9. Termination. This Agreement shall terminate and will become null and void upon the nomination of the Indemnitee by the Nominating Committee of the Board of Directors of the Company to stand for election as a director at the Annual Meeting, and there will be no liability or obligation on the part of Mrs. Hagen under this Agreement.

      10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.

      11. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          /s/ Susan Hirt Hagen
                                          --------------------
                                          Susan Hirt Hagen



                                          -------------------------
                                          Indemnitee